Exhibit 99.1

October 12, 2018

Liberty Broadband Corporation Announces Investor Meeting Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) will webcast its annual Investor Meeting on Wednesday, November 14, 2018, which will occur immediately following the annual Investor Meeting of Qurate Retail, Inc. (“Qurate Retail”). Presentations at Qurate Retail’s annual Investor Meeting will begin at approximately 12:45pm E.S.T and Liberty Broadband’s annual Investor Meeting is estimated to begin at approximately 1:40pm E.S.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Liberty Broadband website.

The annual Investor Meeting will be broadcast live via the Internet. All interested persons should visit the Liberty Broadband website at http://ir.libertybroadband.com/events-and-presentations/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

Companies presenting in the afternoon at the annual Investor Meetings include:

•	Qurate Retail, Inc.
•	Liberty Broadband and GCI Liberty, Inc.
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About Liberty Broadband Corporation

Liberty Broadband Corporation’s (Nasdaq: LBRDA, LBRDK) businesses consist of its interest in Charter Communications and its subsidiary Skyhook.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation